EXHIBIT 2

AGREEMENT AND PLAN OF MERGER

by and among

SPARTAN PARENT CORP.,

SPARTAN ACQUISITION CO.

and

FOREMOST CORPORATION OF AMERICA

OCTOBER 18, 1999

TABLE OF CONTENTS

Exhibit	Description

A	Form of Certificate of Merger

ii

AGREEMENT AND PLAN OF MERGER

                    AGREEMENT AND PLAN OF MERGER, dated as of October 18, 1999 (the "Agreement"), by and among SPARTAN PARENT CORP., a Delaware corporation ("Parent"), SPARTAN ACQUISITION CO., a Michigan corporation and a wholly owned subsidiary of Parent ("Sub"), and FOREMOST CORPORATION OF AMERICA, a Michigan corporation (the "Company"). FARMERS INSURANCE EXCHANGE, FIRE INSURANCE EXCHANGE and TRUCK INSURANCE EXCHANGE (the "Exchanges"), join in this Agreement to make certain representations to the Company and to jointly and severally guarantee the full and prompt payment and performance of Parent's and Sub's covenants and obligations under this Agreement.

RECITALS

         WHEREAS, each of the Boards of Directors of Parent, Sub and the Company has approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, in furtherance of the acquisition, each of the Boards of Directors of Parent, Sub and the Company has approved the merger of Sub with and into the Company in accordance with the terms of this Agreement and the Michigan Business Corporation Act (the "MBCA"); and

         WHEREAS, the Board of Directors of the Company has, subject to the terms and conditions set forth in this Agreement, (a) determined that the consideration to be paid for each share of its common stock in the Merger (as defined in Section 1.1) is fair to the shareholders of the Company and that the Merger is in the best interests of the Company and its shareholders and (b) resolved to adopt and approve this Agreement and the transactions contemplated by this Agreement and to recommend that its shareholders approve the Merger and this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions in this Agreement, the parties agree as follows:

ARTICLE I
THE MERGER

         Section 1.1.      The Merger. In accordance with the provisions of this Agreement and the MBCA, at the Effective Time (as defined in Section 1.2), Sub will be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Sub will cease and the Company will be the surviving corporation and will continue its corporate existence under the laws of the state of Michigan. The surviving corporation after the Merger is referred to as the "Surviving Corporation" in this Agreement.

         Section 1.2.      Closing; Closing Date; Effective Time.  Unless this Agreement has been terminated and the transactions contemplated in this Agreement have been abandoned in accordance with Article VII, and subject to the satisfaction or waiver of the conditions in Article VI, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Warner Norcross & Judd LLP, 900 Old Kent Building, 111 Lyon Street, NW, Grand Rapids, Michigan as soon as practicable (but in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VI, or at any other date, time and place that Parent and the Company agree. The date on which the Closing takes place is referred to in this Agreement as the "Closing Date." On or as promptly as practicable after the Closing Date, the parties will cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") in the form attached as Exhibit A with the Corporation, Securities and Land Development Bureau of the Michigan Department of Consumer and Industry Services (the "Bureau") as required by and in accordance with the relevant provisions of the MBCA and by taking any other actions required by law. The date of the filing of the Certificate of Merger, or a later date agreed upon by Parent and the Company and set forth in the Certificate of Merger, is referred to as the "Effective Time."

         Section 1.3.      Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub will become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.4.      Articles of Incorporation and Bylaws of Surviving Corporation. The Articles of Incorporation and Bylaws of the Company as in effect immediately before the Effective Time will be the articles of incorporation and bylaws of the Surviving Corporation until later amended as provided by law.

         Section 1.5.      Directors and Officers of Surviving Corporation.

          (a)      The directors of Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

          (b)      The officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         Section 1.6.      Shareholders' Meeting.

(a) The Company, acting through its Board of Directors, will, in accordance with the MBCA and its Articles of Incorporation and Bylaws:

          (i)      duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as reasonably practicable following the signing of this Agreement for the purpose of considering and approving the Merger, this Agreement and any other matters that may be necessary to consummate the transactions contemplated by this Agreement; and

         (ii)     subject to the fiduciary obligations of the Board under applicable law as advised by outside legal counsel, include in the Proxy Statement (as defined in Section 5.1) the recommendation of the Board that shareholders of the Company vote to approve the Merger and this Agreement and use its reasonable efforts to solicit and obtain the consent of shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable.

(b) Parent agrees that it will vote, or cause to be voted, all of the shares of Sub owned by it in favor of approval of the Merger and this Agreement.

ARTICLE II
CONVERSION OF SHARES

          Section 2.1.      Merger Consideration; Conversion and Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Sub, the Company or the Company's shareholders:

          (a)      Merger Consideration. Each share of Company common stock, $1.00 par value ("Company Common Stock"), issued and outstanding immediately before the Effective Time (other than any shares of Company Common Stock held by Parent, Sub or any wholly-owned subsidiary of Parent or Sub or by any wholly-owned subsidiary of the Company, which shares of Company Common Stock will be canceled and retired and will cease to exist with no payment being made with respect to those shares) together with the associated rights attached to each share of Company Common Stock (the "Rights") as provided in the Rights Agreement, as amended, between the Company and First Chicago Trust Company of New York dated December 14, 1989 (the "Rights Agreement") will be converted into the right to receive $29.25 in cash, without interest or other payment in respect thereof (the "Per Share Cash Consideration").

          (b)      Conversion and Cancellation of Shares. All shares of Company Common Stock and the associated Rights will no longer be outstanding and automatically will be canceled and retired, and each certificate previously representing any shares of Company Common Stock will thereafter represent the right to receive the Per Share Cash Consideration. Each holder of a certificate representing shares of Company Common Stock will cease to have any rights with respect to the certificate, except the right to receive the Per Share Cash Consideration upon the surrender of the certificate in accordance with Section 2.2.

          (c)      Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock changes into a different number of shares, by reason of any stock dividend, reclassification, recapitalization, split, combination or exchange of shares, the amount of the Per Share Cash Consideration to be received by

Company shareholders will be adjusted appropriately to reflect the stock dividend, reclassification, recapitalization, split, combination or exchange of shares.

          (d)      Effect on Sub's Capital Stock. Each share of capital stock of Sub issued and outstanding immediately before the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, $1.00 par value, of the Surviving Corporation.

          Section 2.2.      Surrender of Certificates.

          (a)      Exchange Agent. Before the Effective Time, Parent will designate the Company's transfer agent or another bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Exchange Agent") to receive the funds necessary to make the payments required by Section 2.1(a). At the Effective Time, Parent will deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of shares of Company Common Stock the aggregate Per Share Cash Consideration to which the holders are entitled at the Effective Time pursuant to Section 2.1(a).

          (b)      Surrender Procedures. Each holder of a certificate or certificates representing any shares of Company Common Stock cancelled in the Merger, which immediately before the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), and whose shares were converted pursuant to Section 2.1(a), may thereafter surrender the Certificate or Certificates to the Exchange Agent to effect the surrender of the Certificate or Certificates on the holder's behalf for a period ending 180 days after the Effective Time. Parent agrees that promptly after the Effective Time it will cause to be distributed to record holders of shares of Company Common Stock as of the Effective Time appropriate materials to facilitate the surrender, including (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in a form and have other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Cash Consideration. Upon the surrender of Certificates, together with a letter of transmittal duly executed and other documents as may be reasonably required by the Exchange Agent, Parent will cause the Exchange Agent to pay to each holder of a Certificate in exchange therefor cash in an amount equal to the Per Share Cash Consideration multiplied by the number of shares represented by the Certificate. Until surrendered, each Certificate (other than Certificates representing shares held by Parent) will represent solely the right to receive the aggregate Per Share Cash Consideration relating to the Certificate.

          (c)      Payment to Persons Other Than Record Holders. If payment of the Per Share Cash Consideration in respect of cancelled Certificates is to be made to a person other than the person in whose name a surrendered Certificate is registered, it will be a condition to payment that the Certificate surrendered be properly endorsed with signatures guaranteed and otherwise be in proper form for transfer and that the person requesting the payment have paid any transfer and other taxes required by reason of the payment of the Per Share Cash Consideration in a name other than that of the registered holder of the Certificate surrendered or have established to the satisfaction of Parent or the Exchange Agent that the tax either has been paid or is not applicable.

          (d)      Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of capital stock on the records of the Company. From and after the Effective Time, the holders of Certificates will cease to have any rights with respect to the shares, except as otherwise provided for in this Agreement or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be cancelled and exchanged for cash as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding shares of Company Common Stock.

          (e)      Termination of Exchange Agent's Duties. Promptly following the date which is 180 days after the Effective Time, the Surviving Corporation may require the Exchange Agent to deliver to it any cash (including interest received with respect thereto), Certificates and other documents in its possession relating to the Merger, which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter the holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the Per Share Cash Consideration payable upon due surrender of their Certificates, without interest. Notwithstanding the foregoing neither the Surviving Corporation nor the Exchange Agent will be liable to any holder of a Certificate for Per Share Cash Consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

          (f)      Withholding. The Per Share Cash Consideration paid in the Merger will be net to the holder of shares of Company Common Stock in cash, subject to reduction for any applicable federal, state or local tax withholding or, as set forth in Section 2.2(c), stock transfer taxes payable by the holder. If amounts are deducted and withheld by Parent or the Exchange Agent, (i) the amounts will be paid over to the applicable tax authority in a commercially reasonable manner and time and (ii) the amounts will be treated for purposes of this Agreement as having been paid to the holder of the shares in respect of which the deduction and withholding was made.

          (g)      Lost, Stolen or Destroyed Certificates. If any Certificate evidencing shares of Company Common Stock is lost, stolen or destroyed, the Exchange Agent will issue in exchange for that Certificate, upon the making of an affidavit by the holder, the Per Share Cash Consideration; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the payment of the Per Share Cash Consideration require the owner of the lost, stolen or destroyed Certificate to deliver a bond in a sum that Parent reasonably may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

          Section 2.3.      Company Stock Options. Following the date of this Agreement and before the Effective Time, the Company will take all necessary action to cancel all outstanding unexpired and unexercised options to purchase shares of Company Common Stock, whether or not vested (collectively, the "Company Stock Options") under any stock option or other compensation plan or arrangement of the Company upon the Effective Time (including but not limited to the approval of cancellation in accordance with the terms and conditions set forth in the No-Action Letter, dated January 12, 1999, issued by the Securities and Exchange Commission (the "SEC") to Skadden, Arps, Slate, Meagher & Flom LLP for the purpose of ensuring that the cancellation is exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and a written consent from each optionholder as may be required), in exchange for a cash payment of an amount equal the product of (a) the excess, if any, of the Per Share Cash Consideration over the per share exercise price of the Company Stock Option and (b) the number of shares subject to the Company Stock Option for which the option has not been exercised, whether or not then vested and exercisable. Each outstanding unvested restricted share of Company Common Stock issued under any stock option or other compensation plan or arrangement will immediately before the Effective Time, be canceled and be converted into, and become the right to receive, the Per Share Cash Consideration which will be payable in accordance with Section 2.1. All amounts payable under this Section 2.3 will be subject to any required withholding of taxes and will be paid without interest or other payment in respect thereof. The Company will take all necessary action required to cancel the Company Stock Options as of the Effective Time and to ensure that following the Effective Time, no holder of Company Stock Options or any participant in any stock option or other compensation plan or arrangement will have any right thereunder to acquire capital stock of the Company or the Surviving Corporation.

          Section 2.4.      No Further Rights. At and after the Effective Time, each former holder of shares of Company Common Stock will cease to have any rights as a shareholder of the Company and instead will have only the rights provided by this Agreement and applicable law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Sub, except as disclosed by the Company to Parent and Sub in a disclosure schedule dated the same date as this Agreement and delivered to Parent before the execution of this Agreement, including the materials specifically incorporated by reference in that schedule and identifying the section to which disclosure relates (the "Disclosure Schedule") as follows:

          Section 3.1.      Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of Michigan and has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted makes qualification necessary, except in those jurisdictions where the failure to be duly qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For the purposes of this

Agreement, a Company Material Adverse Effect means a material adverse effect on the business, operations, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than effects caused by changes in general economic or securities markets conditions and changes resulting from the announcement or proposed consummation of this Agreement and the transactions contemplated by this Agreement. True and complete copies of the Articles of Incorporation and Bylaws of the Company, including all amendments, have been delivered to Parent.

          Section 3.2.      Subsidiaries.

          (a)      Each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted. Each subsidiary is duly qualified to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted makes qualification necessary, except in those jurisdictions where the failure to be duly qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Disclosure Schedule lists all subsidiaries of the Company and their respective jurisdictions of incorporation and identifies the Company's percentage equity ownership interest in each subsidiary. The Company owns, directly or indirectly, the outstanding capital stock of each of the subsidiaries listed on the Disclosure Schedule, free and clear of all liens, charges, pledges, security interests or other encumbrances. All of the capital stock of each subsidiary have been duly authorized, and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights created by statute, the articles of incorporation or bylaws of each subsidiary or any agreement to which any of the subsidiaries are bound, and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

          (b)      The Company conducts its insurance operations primarily through the subsidiaries listed in Section 3.2(b) of the Disclosure Schedule (collectively, the "Company Insurance Subsidiaries"). Each of the Company Insurance Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed, authorized or eligible, and (iii) duly authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as defined in Section 3.6), except where the failure to be so licensed, authorized or eligible, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

          Section 3.3.      Capitalization. The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock, and 10,000,000 shares of Preferred Stock, without par value. On the date of this Agreement, there were 26,615,201 shares of Company Common Stock outstanding and Company Stock Options outstanding to purchase 2,405,050 shares of Company Common Stock and no shares of Preferred Stock outstanding. The Disclosure Schedule contains a list of outstanding Company Stock Options and exercise prices. Each share of Company Common Stock has attached to it one Right as provided in the Rights Agreement. All shares of Company Common Stock have been duly authorized, and all issued and outstanding shares have been validly issued, are fully paid and nonassessable, are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound, and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Except for Company Stock Options under the Employee Plans (as defined in Section 3.13(a)) and except as disclosed in the Disclosure Schedule, there are not on the date of this Agreement, and at all times after that date through the Effective Time there will not be, any options, warrants, calls, subscriptions or other rights or other agreements or commitments obligating the Company or any of its subsidiaries to issue, transfer, sell or vote any shares of capital stock of the Company or any of its subsidiaries or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any of those shares.

          Section 3.4.      Authority. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of its shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and approved by the Company's Board, and other than the approval by its shareholders, no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement is a legal, valid and binding agreement of Parent and Sub, is a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms. The affirmative vote of holders of a majority of the shares of Company Common Stock is the only vote of holders of any class or series of the Company's capital stock necessary to approve the Merger. The Company's shareholders do not have dissenters' rights under the MBCA in connection with the transactions contemplated by the Agreement.

          Section 3.5.      No Violations; Consents and Approvals.

          (a)      Except as disclosed in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) violate any provision of the Company's Articles of Incorporation or Bylaws or the charter or bylaws of its subsidiaries, (ii) result in a violation or breach of, require consents under or constitute (with or without due notice or lapse of time or both) a default, or give rise to any lien, right of termination, cancellation or acceleration of any right under any of the terms, conditions or provisions of any lease, license, franchise, permit, agreement, including any affinity agreement or any other material agreement, note, bond, mortgage, indenture or other instrument of indebtedness to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their respective assets or properties is bound, or (iii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or any of its subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults or rights that either individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect or materially impair the Company's ability to consummate the transactions contemplated by this Agreement or for which the Company has received or, before the Effective Time, will have received appropriate consents or waivers.

          (b)      No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the transactions contemplated by this Agreement, except (i) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in connection with the provisions of the Exchange Act, (iii) the filing of the Certificate of Merger with the Bureau, (iv) filings with and approvals of the Commissioners of Insurance of the jurisdictions listed on Schedule 3.5(b) of the Disclosure Schedule, (v)  any filings and consents that may be required under any Environmental Law (as defined in Section 3.14) pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (vi) filing with, and approval of, the SEC and the New York Stock Exchange with respect to the deregistration and delisting of the shares of Company Common Stock and (vii) any other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings not obtained or made before the Effective Time the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or materially impair the Company's ability to perform its obligations under this Agreement or prevent the consummation of any of the transactions contemplated by this Agreement.

          Section 3.6.      Financial Statements; SAP Statements; SEC Documents.

          (a)      As of their respective dates, the audited consolidated financial statements of the Company for the fiscal years ended December 31, 1998, 1997 and 1996, and the unaudited consolidated financial statements for the six-month period ending June 30, 1999, including the notes thereto (collectively, the "Financial Statements"), were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as may be indicated in the notes accompanying the financial statements) and fairly presented the consolidated financial position of the Company and its subsidiaries at the dates indicated and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes, normal year-end audit adjustments and any other adjustments described in the Financial Statements).

          (b)      The Company has made available to Parent copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 1998, 1997 and 1996 and the quarterly periods ended March 31, 1999 and June 30, 1999, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Company SAP Statements"). The Company SAP Statements fairly present in all material respects, in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority applied on a consistent basis, the statutory financial position of the Company Insurance Subsidiaries as of the respective dates thereof and the results of operations of the Company Insurance Subsidiaries for the respective periods then ended. The Company SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. The annual statutory balance sheets and income statements included in the Company SAP Statements have been audited by BDO Seidman LLP, and the Company has made available to Parent copies of audit opinions related to the statements. The Company has made available to Parent copies of examination reports of insurance departments and any insurance regulatory agencies issued since January 1, 1995 relating to the Company Insurance Subsidiaries.

          (c)      The Company has filed with the SEC and has made available to Parent copies of each registration statement, report, proxy statement, information statement or schedule, together with all amendments, that were required to be filed with the SEC by the Company since January 1, 1997 (the "SEC Documents"). As of their respective dates, the Company's SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 3.7.      Absence of Certain Changes; No Material Undisclosed Liabilities.

          (a)      Except as disclosed or reflected in the Financial Statements and the SEC Documents or disclosed in the Disclosure Schedule, since December 31, 1998, each of the Company and its subsidiaries has conducted its operations in the ordinary course of business consistent with past practice and there has not been (i) any action, event or occurrence that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, (ii) any changes by the Company in accounting methods, principles or practices or underwriting, reserving or actuarial practices or methods, (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition by the Company or any of its subsidiaries of any capital stock or of any interest in or right to acquire any capital stock, (iv) any lien or encumbrance created or assumed on any of the assets or properties of the Company or any of its subsidiaries that, individually or in the aggregate, exceeds $500,000, (v) any borrowings of money by the Company other than in the ordinary course of business, each of which has been fully repaid; (vi) any incurrence by the Company or any of its subsidiaries of any deferred purchase price obligation that, individually or in the aggregate, exceeds the aggregate budget amounts set forth in Schedule 3.7(a) by more than $750,000, (vii) any damage, destruction or loss (not covered by insurance) affecting any of the assets or properties of the Company or any of its subsidiaries, which damage, destruction or loss individually or in the aggregate exceeds $250,000, (viii) any write-off or write-down of, or any determination to write-off or write-down, the assets or properties (other than any statutory write-down of investment assets) of the Company or any of its subsidiaries or any portion thereof, other than in the ordinary course of business, (ix) any material addition to the Company's consolidated reserves for future benefits or other policy claims and benefits before the date of this Agreement, (x) any expenditure or commitment for additions to property, plant, equipment or other tangible or intangible capital assets or properties of the Company or any of its subsidiaries that, individually or in the aggregate, exceeds the aggregate budget amounts set forth in Schedule 3.7(a) by more than $500,000, or (xi) any contract or agreement to take any of the actions set forth in subsections (iii) through (x) of this Section 3.7.

          (b)      Except as disclosed in the Financial Statements, the SEC Documents or the Disclosure Schedule, and other than policyholder liabilities incurred in the ordinary course of business, since December 31, 1998 neither the Company nor any of its subsidiaries has had any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that were required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the accompanying notes) or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          Section 3.8.      Litigation. Except as disclosed in the Financial Statements, the SEC Documents or the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before any court or governmental entity that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Financial Statements, the SEC Documents or the Disclosure Schedule, there are no material writs, judgments, decrees, injunctions or similar orders of any court, governmental or regulatory authority outstanding against the Company or any of its subsidiaries.

          Section 3.9.      Compliance with Laws; Licenses and Permits.

          (a)      The business and operations of the Company and the Company Insurance Subsidiaries have been conducted in compliance with all applicable statutes and regulations regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities (collectively, "Insurance Laws"), except where the failure to so conduct business and operations would not prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or cause the loss of eligibility to do business where the loss would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Insurance Subsidiary has marketed, sold and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of that Company Insurance Subsidiary and in the respective jurisdictions in which the products have been sold. There is no pending or, to the knowledge of the Company, threatened charge by any insurance regulatory authority that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where the violations would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Except as set forth in the Disclosure Schedule, none of the Company Insurance Subsidiaries is subject to any currently effective material order or decree of any insurance regulatory authority relating specifically to that Company Insurance Subsidiary (as opposed to insurance companies generally). The Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date of this Agreement as to which the failure to file the reports would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Copies of all insurance licenses of the Insurance Subsidiaries previously have been provided to Parent.

          (b)      In addition to Insurance Laws, the business of each of the Company and its subsidiaries has not been, and are not being, conducted in violation of any federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any governmental entity (collectively with Insurance Laws, "laws"), except for violations or possible violations that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. No investigation or review by any governmental entity with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Each of the Company and its subsidiaries has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted, and all of these permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals are valid and in full force and effect, except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

          Section 3.10.      Insurance Matters.

          (a)      Except as otherwise would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, to the extent required under applicable law, all policies, binders, slips, certificates and other agreements of insurance in effect as of the date of this Agreement (including all applications, supplements, endorsements, riders and ancillary agreements) that are issued by the Company Insurance Subsidiaries are on forms and at rates approved by applicable insurance regulatory authorities or which have been filed and not objected to by the authorities within the period provided for objection.

          (b)      To the knowledge of the Company, all reinsurance and coinsurance treaties or agreements to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect. Neither the Company nor any Company Insurance Subsidiary, nor, to the knowledge of the Company, any other party to a reinsurance or coinsurance treaty or agreement to which the Company or any Company Insurance Subsidiary is a party, is in default in any material respect, and no such agreement contains any provision providing that the other party thereto may terminate the agreement by reason of the transactions contemplated by this Agreement. The Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a material default under the agreement may reasonably be anticipated, whether or not the default may be cured by the operation of any offset clause in the agreement.

          (c)      Before the date of this Agreement, the Company has made available to Parent a copy of any actuarial reports prepared by actuaries, with respect to the Company or any Company Insurance Subsidiary since January 1, 1995, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). To the knowledge of the Company (i) the information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects and (ii) each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in all material respects using appropriate modeling procedures accurately applied. To the knowledge of the Company, the Company Actuarial Analyses are accurate in all material respects.

          (d)      All insurance contract benefits payable by the Company or any Company Insurance Subsidiary, or to the knowledge of the Company by any other person that is a party to or bound by any reinsurance, coinsurance or other similar contract with the Company or any Company Insurance Subsidiary, have in all material respects been paid in accordance with the terms of the insurance contracts under which they arose, except for such benefits for which the Company believes there is a reasonable basis to contest payment.

          (e)      No outstanding insurance contract issued, reinsured or underwritten by any Company Insurance Subsidiary entitles the holder thereof or any other person to receive dividends, distributions or other benefits based on the revenues or earnings of the Company or any other person.

          (f)      To the knowledge of the Company, (i) each insurance agent, at the time the agent wrote, sold or produced business for the Company, was duly licensed as an insurance agent (for the type of business written, sold or produced by the insurance agent) in the particular jurisdiction in which the agent wrote, sold or produced such business except where the failure to have such license would not reasonably be expected to have a Company Material Adverse Effect, (ii) no insurance agent has violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any law, regulation or any writ, judgment, decree, injunction or similar order applicable to the writing, sale or production of the business of the Company or any of the Company Insurance Subsidiaries, except where the violation would not reasonably be expected to have a Company Material Adverse Effect, (iii) all payments, including, without limitation, commissions, credits, bonuses and other compensation, due to insurance agents with respect to the insurance business of the Company or the Company Insurance Subsidiaries have been paid or accrued in accordance with the insurance agent contracts, a general form of which has been provided to Parent, other than commission schedules, and (iv) all payments, including, without limitation, commissions, credits, bonuses and other compensation due under all affinity agreements and other material agreements have been paid in accordance with such agreements.

          Section 3.11.      Taxes. Each of the Company and its subsidiaries has filed, or caused to be filed, all federal, state and local income and other material tax returns required to be filed by it, has paid or withheld, or caused to be paid or withheld, all taxes, including without limitation, real property taxes with any related penalties, interest and liabilities (any of the foregoing being referred to in this Agreement as a "Tax"), that are shown on those tax returns as due and payable, or otherwise required to be paid, other than Taxes being contested in good faith and for which adequate reserves have been established. The Company and each of its subsidiaries has paid or will timely pay all Taxes due with respect to any period ending on or before the Effective Time, or when the payment of Taxes is not yet due, have established, or with respect to Taxes incurred after the date of this Agreement will timely establish in accordance with past practices, an adequate accrual in accordance with generally accepted accounting practices. There are no claims, assessments or audits pending or, to the Company's knowledge, threatened against the Company or its subsidiaries for any alleged deficiency in any Tax, and the Company does not know of any threatened Tax claims or assessments against the Company or any of its subsidiaries. There are no waivers or extensions of any applicable statute of limitations to assess any Taxes. All returns filed with respect to Taxes are true and correct in all material respects. In the aggregate, adequate reserves have been established for any contingent tax liability resulting from tax filing positions or known tax exposures. Except as disclosed in the Disclosure Schedule, there are no outstanding requests for any extension of time within which to file any return or within which to pay any Taxes shown to be due on any return. To the Company's knowledge, there are no liens for any Taxes upon the assets of the Company or any of its subsidiaries (other than statutory liens for Taxes not yet due and payable and liens for real estate taxes being contested in good faith). Except as disclosed in the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to, is bound by or has any obligation under, a tax sharing or tax allocation agreement or arrangement for the allocation, apportionment, sharing, indemnification or payment of taxes. Neither the Company nor any of its subsidiaries has been a member of an affiliated group (or similar state or local filing group) which contains parties that are not affiliates of the Company. The Company is not and has never been a United States real property holding company as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"). Except as disclosed in the Disclosure Schedule, neither the Company nor any of its subsidiaries has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury regulation Section 1.1502-13 (or any similar provision under state, local or foreign law) in excess of $50,000.

          Section 3.12.      Termination, Severance and Employment Agreements. The Company has provided to Parent a complete and accurate list of each (a) employment, severance or consulting agreement not terminable without material liability or obligation (either individually or collectively) on 60 days' or less notice; (b) agreement with any director, executive officer, consultant or other key employee of the Company (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature similar to the transactions contemplated by this Agreement or relating to an actual or potential change in control of the Company or (ii) providing any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits available to employees of the Company generally; (c)  agreement, plan or arrangement under which any person may receive payments that may be subject to tax imposed by Section 4999 of the Code or included in the determination of that person's "parachute payment" under Section 280G of the Code; and (d)  Employee Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement. Except as disclosed in the SEC Documents or the Disclosure Schedule, since December 31, 1998, neither the Company nor any of its subsidiaries has entered into or amended any employment or severance agreement with any director, executive officer or other key employee of the Company or granted any severance or termination pay to any director, executive officer or key employee of the Company.

          Section 3.13.      Employee Benefit Plans; ERISA.

          (a)      Except as disclosed in the SEC Documents or the Disclosure Schedule: (i) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, bonus, incentive, stock option (or other equity-based), employment, consulting, severance, termination, retirement, change in control, medical, life insurance and other welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs or funds, written or oral (whether or not subject to ERISA) maintained or sponsored by the Company or its subsidiaries or any trade or business, whether or not incorporated, that would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), for the benefit of any employee or former employee of the Company or any of its ERISA Affiliates (the "Employee Plans") has been operated in accordance with its terms and is in compliance (including the making of governmental filings on a timely basis) with all applicable laws, including ERISA and the applicable provisions of the Code, except for failures that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) each of the Employee Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified; (iii) no "reportable event," as that term is defined in Section 4043(c) of ERISA (for which the 30-day notice requirement to the Pension Benefit Guaranty Corporation ("PBGC") has not been waived), has occurred with respect to any Employee Plan that is subject to Title IV of ERISA that presents a risk of liability to any governmental entity or other person that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect; and (iv) there are no pending or, to the Company's knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against, any of the Employee Plans or any trusts related thereto that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Employee Plan is a "multiemployer plan" (within the meaning of ERISA) nor has the Company or any ERISA Affiliate ever contributed or been required to contribute to any multiemployer plan.

          (b)      (i) No Employee Plan has incurred an "accumulated fund deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived and (ii) neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA except for required premium payments to the PBGC, which payments have been made when due, and no events have occurred that are reasonably likely to give rise to any liability of the Company or an ERISA Affiliate under Title IV of ERISA or that could reasonably be anticipated to result in any claims being made against the Company by the PBGC that present a risk of liability that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)      With respect to each Employee Plan that is subject to Title IV of ERISA: (i) the Company has provided to Parent and Sub true and complete copies of the plan text and any amendments thereto (or if the Employee Plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code, Forms 5500 as filed with the Internal Revenue Service for the last three plan years, the most recent determination letter received from the Internal Revenue Service, the two most recent annual reports and actuarial valuation reports (if required under ERISA) and all handbooks, manuals and similar documents governing material employment policies, practices and procedures; (ii) the assets and liabilities in respect of the accrued benefits as set forth in the most recent actuarial valuation report prepared by the Employee Plan's actuary properly represents the funded status of the Employee Plan in all material respects in accordance with applicable law; and (iii) since the date of such valuation report there has been no adverse change in the funded status of any of the Employee Plans in respect thereto that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Company nor any ERISA Affiliate has failed to make on a timely basis or otherwise any contribution or payment to any Employee Plan that has resulted or could result in the imposition of a penalty, fine, lien or the posting of a bond or other security under ERISA or the Code that would reasonably be expected to have a Company Material Adverse Effect.

          (e)      Except as disclosed in the Financial Statements, the SEC Documents or the Disclosure Schedule and except to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar state law, the Company does not maintain any retiree life and/or retiree health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after the employee's termination of employment.

          (f)      Except as set forth in the Disclosure Schedule, no amounts payable under the Employee Plans will fail to be deductible for federal income tax purposes by virtue of Sections 162(a)(1), 162(m) or 280G of the Code.

          Section 3.14.      Environmental Matters. The Company and each of its subsidiaries has obtained and is in compliance with the terms and conditions of all permits, licenses, registrations and other authorizations required under Environmental Laws (as defined below), except for failures that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its subsidiaries are in compliance with all Environmental Laws, except for failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its subsidiaries have disclosed all past and present noncompliance with, or liability under, Environmental Laws, and all past discharges, emissions, leaks, releases or disposals of any substance or waste regulated under or defined by Environmental Laws, in either case which have formed the basis of any claim, action, suit, proceeding, hearing or investigation under any Environmental Laws that, in any of those cases, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in any liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, under any Environmental Laws, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has provided to Parent a copy of the Phase I Environmental Site Assessment of Foremost Insurance at 5600 Beech Tree Lane, Caledonia, Michigan, dated January 1991, performed by WW Engineering & Science, Inc. For purposes of this Section 3.14, (a) "Environmental Laws" mean applicable federal, state and local laws, regulations and codes relating to Hazardous Substances (as defined below), pollution or protection of human health or the environment and (b) "Hazardous Substances" means any pollutant, contaminant, waste or hazardous, toxic, caustic or otherwise dangerous substance (whether or not regulated under federal, state or local Environmental Laws), including (i) "hazardous substance" as defined in 42 U.S.C. § 9601 and (ii) petroleum products, derivatives and byproducts.

          Section 3.15.      Assets; Real Property; Intellectual Property.

(a) Except as disclosed in the Disclosure Schedule, the Company and its subsidiaries own or have rights to use free of any adverse interest all assets necessary to permit the Company and its subsidiaries to conduct their respective businesses as they currently are being conducted, except where the failure to own or have the right to use those assets would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)      Except as disclosed in the SEC Documents or the Disclosure Schedule, the Company has, either directly or through its subsidiaries, (i) good and marketable title in fee simple or a valid easement interest to all real property owned by the Company free and clear of any liens, encumbrances, mortgages and security interests other than Permitted Liens (as defined below) or (ii) rights pursuant to those valid and binding leases or other agreements to use all of its other real property as listed in the Disclosure Schedule. The term "Permitted Liens" means (i) liens or encumbrances for water, sewage and similar charges and current taxes and assessments not yet due and payable or being contested in good faith, (ii) liens, encumbrances, mortgages, life estates or security interests listed on the Disclosure Schedule, and (iii) easements, rights of way, restrictions and other similar charges or encumbrances that do not materially interfere with the conduct of the Company's business. All material real property leases under which the Company or any of its subsidiaries is a lessee or lessor are valid, binding and enforceable in all material respects in accordance with their terms, and there are no (i) existing defaults under any of said leases and (ii) no events have occurred that with the giving of notice, the passage of time or both, may cause a default under any of said leases, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)      The Company previously has provided to Parent copies of the Company Insurance Subsidiaries' Annual Financial Statements since January 1, 1995 and Quarterly Statutory Financial Statements as of June 30, 1999 and holdings of investments as of August 31, 1999 and September 30, 1999, which contain accurate lists as of their respective dates of investment assets held and purchases and sales of the investment assets by the Company. Such debentures, notes, stock, limited partnership interests, other securities, mortgages and other investment assets are owned either by the Company or its Company Insurance Subsidiaries, free and clear of all liens and encumbrances.

          (d)      Except as disclosed in the Disclosure Schedule, (i) the Company or its subsidiaries own or are licensed or otherwise possess the valid right to use all of the Intellectual Property (as defined below) that is used by the Company and its subsidiaries, (ii) the Company and each of its subsidiaries own, free and clear of all liens, or have a valid right to use, all of the Intellectual Property used by the Company and its subsidiaries, (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company there is not any opposition, cancellation, invalidity proceeding, interference or re-examination proceeding, claim or litigation presently pending or threatened with respect to any of the Intellectual Property that is owned or used by the Company or its subsidiaries and that: (A) challenges the ownership, use, validity or enforceability of any Intellectual Property owned or used by the Company or any of its subsidiaries or (B) alleges that the Company's or any of its subsidiaries' activities infringe upon, violate or constitute the unauthorized use of the Intellectual Property of a third party, (iv) the conduct of the business of the Company and each of its subsidiaries as currently conducted does not infringe upon the Intellectual Property rights of any third party, and (v) to the Company's knowledge, none of the Intellectual Property owned or used by the Company or any of its subsidiaries is infringed, challenged or threatened in any way, except for infringements, challenges or threats that would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, "Intellectual Property" means trademarks, trade names, service marks, logos, designs, slogans, Internet domain names and assumed names, together with all goodwill in connection with the foregoing, copyrights, databases, technology, trade secrets, know how, patents and all applications and registrations for all the foregoing and all other similar proprietary rights.

          Section 3.16.      Labor Matters. Except as set forth in the Disclosure Schedule, neither the Company nor any of its subsidiaries has, since December 31, 1995, (a) been subject to, or, to the Company's knowledge, been threatened with, any strike, lockout or other labor dispute or engaged in any unfair labor practice, the result of which had or constituted, or would reasonably be expected to have, a Company Material Adverse Effect, (b)  received notice of any pending petition for certification before the National Labor Relations Board with respect to any material group of employees of the Company or any of its subsidiaries who are not currently organized, or (c) received written notice of any charge or complaint against the Company or any of its subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board or any other governmental agency or court or other tribunal regarding an unlawful employment practice. The Company and its subsidiaries are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are and have been in substantial compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act or similar state statute. Neither the Company or any of its subsidiaries is a party to any collective bargaining agreements.

          Section 3.17.      Rights Agreement and State Takeover Statutes.

          (a)      The Board of Directors has adopted appropriate resolutions authorizing an amendment to its Rights Agreement to provide that Parent will not be deemed an Acquiring Person, the Distribution Date will not be deemed to occur and the Rights (each as defined in the Rights Agreement) issuable pursuant to the Rights Agreement will not separate from the shares of Company Common Stock as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated by this Agreement.

          (b)      The Board of Directors of the Company has approved the Merger and has taken other action sufficient to render inapplicable the provisions of Chapter 7A of the MBCA to the Merger (to the extent applicable to the Merger), this Agreement and the transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation known to the Company applies or purports to apply to the Merger, this Agreement and the transactions contemplated by this Agreement.

          Section 3.18.      Information. Neither the Proxy Statement nor any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement will, at the respective times filed with the SEC or other governmental entity and, in addition, in the case of the Proxy Statement, at the mailing date of the Proxy Statement and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing will not apply to written information supplied by Parent or Sub specifically for inclusion or incorporation by reference in any of those documents.

          Section 3.19.      Broker's Fees. Except for Morgan Stanley & Co. Incorporated, whose fees are set forth in the engagement letter previously provided by the Company to Parent, neither the Company nor any of its subsidiaries has incurred any liability for any broker's fees, commissions or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement, and neither the Company nor any of its subsidiaries has employed any other broker, finder or financial advisor in connection with any of the transactions contemplated by this Agreement.

          Section 3.20.      Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated dated the date of this Agreement to the effect that, as of such date, the Per Share Cash Consideration to be received by the Company's shareholders is fair to the Company's shareholders from a financial point of view.

          Section 3.21.      Insurance Reserves. The reserves carried on the Company SAP Statements of each Company Insurance Subsidiary for the year ended December 31, 1998 and the six month period ended June 30, 1999 for unearned premiums, losses, loss adjustment expenses, claims and similar purposes (including claims litigation) are in compliance in all material respects with the requirements for reserves established by the Commissioner of Insurance in each jurisdiction of domicile of such Company Insurance Subsidiary, were determined in all material respects in accordance with published actuarial standards of practice and principles consistently applied and are fairly stated in all material respects in accordance with accepted actuarial and statutory accounting principles. The reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Company and each Company Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of the Company SAP Statements. The admitted assets of the Company and each Company Insurance Subsidiary as determined under applicable laws are in an amount at least equal to the minimum amounts required by applicable laws.

          Section 3.22.       Operations Insurance. The Disclosure Schedule sets forth a true and complete list and description of all liability, property, workers compensation, directors and officers liability and other similar insurance policies or agreements that insure the business, operations or affairs of the Company or any of its subsidiaries or affect or relate to the ownership, use or operations of any of the assets or properties of the Company or any of its subsidiaries. All premiums due with respect to insurance for all periods up to and including the Closing Date will have been paid as of such date and no notice of cancellation or termination has been received with respect to any policy .

All of the listed policies of insurance will remain in full force and effect through the Closing Date.

          Section 3.23.      Year 2000 Compliance. Except as set forth in the Disclosure Schedule, all software, whether embedded or otherwise, used in the internal operations of the Company or its subsidiaries as currently conducted is Year 2000 Compliant (as defined below) or is reasonably expected to be Year 2000 Compliant by November 30, 1999. The Company and its subsidiaries are undertaking reasonable efforts to determine whether any supplier with whom the Company or its subsidiaries has a material relationship has software that is not Year 2000 Compliant, as well as to establish contingency plans. As used in this Agreement, "Year 2000 Compliant," with respect to software, shall mean that it has the ability to consistently and accurately handle date information before, on and after January 1, 2000 without a loss of functionality, including but not limited to accepting date input, providing date output, performing calculations on dates or portions of dates and comparing, sequencing, storing and displaying dates (including all leap year considerations), except where the loss of functionality would not reasonably be expected to have a Company Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, SUB AND THE EXCHANGES

                    Parent, Sub and the Exchanges, jointly and severally, represent and warrant to the Company as follows:

          Section 4.1.      Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and each has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Exchanges is duly organized, validly existing and in good standing under the laws of its state of formation and each has all required power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent, Sub and the Exchanges is duly qualified to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted makes qualification necessary, except in those jurisdictions where the failure to be duly qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For the purposes of this Agreement, a Parent Material Effect means a material adverse effect on the business, operations, assets, financial condition or results of operations of Parent and its subsidiaries taken as a whole, other than effects caused by changes in general economic or securities markets conditions, changes that affect the insurance industry in general and changes resulting from the announcement or proposed consummation of this Agreement and the transactions contemplated by this Agreement.

          Section 4.2.      Authority. Each of Parent, Sub and the Exchanges has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and approved by the Board of Directors of each of Parent and Sub and the Board of Governors of each Exchange and by Parent as the sole shareholder of Sub and no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent, Sub and the Exchanges and, assuming this Agreement is a legal, valid and binding agreement of the Company, is a legal, valid and binding agreement of each of Parent, Sub and the Exchanges, enforceable against them in accordance with its terms.

          Section 4.3.      No Violations; Consents and Approvals.

          (a)      Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) violate any provision of Parent's or Sub's respective charter or bylaws or the organizational documents of the Exchanges, (ii) result in a violation or breach of, require consents under or constitute (with or without due notice or lapse of time or both) a default, or give rise to any lien, right of termination, cancellation or acceleration of any right under any of the terms, conditions or provisions of any lease, license, franchise, permit, agreement, note, bond, mortgage, indenture or other instrument of indebtedness to which Parent, Sub or the Exchanges is a party, or by which Parent, Sub or the Exchanges or any of their respective assets or properties is bound, or (iii) violate any statute, rule, regulation, order or decree of any public body or authority by which Parent, Sub or the Exchanges or any of their respective assets or properties is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults or rights that either individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect or materially impair Parent's, Sub's or the Exchanges' ability to consummate the transactions contemplated by this Agreement or for which Parent, Sub or the Exchanges has received or, before the Effective Time, will have received appropriate consents or waivers.

          (b)      No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required in connection with the execution and delivery of this Agreement by Parent, Sub or the Exchanges, or the consummation by Parent, Sub or the Exchanges of the transactions contemplated by this Agreement, except (i) expiration of the waiting period under the HSR Act, (ii) in connection with the provisions of the Exchange Act, (iii) the filing of the Certificate of Merger with the Bureau, (iv) any filings and consents that may be required under any Environmental Law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) filings with and approvals of the California Commissioner of Insurance, and (vi) any other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings not obtained or made before the Effective Time the failure of which to be obtained or made would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, or materially impair Parent's or Sub's ability to perform its obligations under this Agreement or prevent the consummation of any of the transactions contemplated by this Agreement.

          Section 4.4.      Broker's Fees. Except for Goldman, Sachs & Co., neither Parent nor Sub has incurred any liability for any broker's fees, commissions or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement, and neither Parent nor Sub has employed any other broker, finder or financial advisor in connection with any of the transactions contemplated by this Agreement.

          Section 4.5.      Information. None of the written information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement or any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          Section 4.6.      Financial Resources. Parent or Sub has available to it funds sufficient to allow it to timely consummate the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

          Section 5.1.      Proxy Statement. As promptly as practicable after the signing of this Agreement, the Company will prepare, with the cooperation of Parent, a proxy statement (the "Proxy Statement"). Parent will provide promptly to the Company information concerning Parent's business and financial statements and affairs as, in the reasonable judgment of the Company or its counsel, may be required or appropriate for inclusion in the Proxy Statement or in any supplements, and to cause its counsel and auditors to cooperate with the Company's counsel and auditors in the preparation of the Proxy Statement. The Company will cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the signing of this Agreement. As promptly as practicable after the date of this Agreement, the Company and Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for supplements to the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all material correspondence between that party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any Other Filing. The Proxy Statement and the Other Filings will comply in all material respects with all applicable laws. Whenever any event occurs which is required to be set forth in a supplement to the Proxy Statement or any Other Filing, the Company or Parent, as the case may be, promptly will inform the other and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the shareholders of the Company, the supplement.

          Section 5.2.      Conduct of Business of the Company. The Company will, and will cause its subsidiaries to, use commercially reasonable efforts to (a) preserve intact its present business organization, (b) maintain in effect all material federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses, permits, qualifications and authorizations to do business in each jurisdiction in which it is so licensed, qualified or authorized,

(c) comply with the terms of all material contracts to which it is a party or by which any of its assets or properties is or may be bound, and (d) preserve existing relationships with its material customers, lenders, suppliers, agents, brokers, lessors and others having material business relationships with it. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company will not, nor will it permit any of its subsidiaries to, conduct its operations otherwise than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, before the Effective Time, the Company will not, without the prior written consent of Parent or Sub (which consent will not be unreasonably withheld or delayed), nor will it permit any of its subsidiaries to:

(a) amend or propose to amend its Articles of Incorporation or Bylaws or the charter and bylaws of its subsidiaries;

          (b)      authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including any stock options or stock appreciation rights), except for shares of Company Common Stock issued upon exercise of Company Stock Options outstanding as of the date of this Agreement (in accordance with their respective terms) or amend any of the terms of any of those securities or agreements outstanding as of the date of this Agreement;

          (c)      split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries; provided, however, that the Company will be allowed to pay its normal quarterly cash dividends consistent with past practice not in excess of the current rate; and provided, further that the Company Insurance Subsidiaries will be allowed to pay their normal cash dividends consistent with past practice and in accordance with applicable insurance regulations.

          (d)      (i) incur, assume or prepay any long-term or short-term debt or issue any debt securities except for borrowing under existing lines of credit or prepayments in the ordinary course of business not in excess of $500,000; (ii) assume, guarantee, endorse or otherwise become liable or responsible for any material obligations of any other person except for obligations of wholly-owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of the loan or advance) not in excess of $50,000, except as permitted in Section 5.2(n); (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its real property, material assets, tangible or intangible, or create or suffer to exist any lien upon those assets, excluding Permitted Liens;

          (e)      except as may be required by law or as contemplated by this Agreement, enter into, adopt or amend or terminate any Employee Plan or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its subsidiaries taken as a whole, and as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer, consultant or employee or pay any material benefit not required by any plan and arrangement in effect as of the date of this Agreement;

          (f)      acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets that in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into any commitments, contracts, agreements or transactions outside the ordinary course of business consistent with past practice or that would, individually or in the aggregate, be material to the Company and its subsidiaries taken as a whole, or modify, amend, terminate or waive any material rights under any contract or agreement material to the Company and its subsidiaries taken as a whole;

(g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (h)      (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein except as set forth in Schedule 5.2(h); (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Company and its subsidiaries taken as a whole; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited under this Agreement;

(i) revalue in any material respect any of its assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (j)      make any tax election or settle or compromise any material federal, state or local tax liability or assent to the extension of time for collection or assessment of any federal, state or local tax ;

          (k)      pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unassented, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or the accompanying footnotes) or incurred in the ordinary course of business consistent with past practice;

(l) authorize any capital expenditures that are in excess of $2,500,000 individually or $5,000,000 in the aggregate other than those set forth in Schedule 5.2(h);

          (m)      take any action that would or would be reasonably likely to prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, including actions that would be reasonably likely to prevent or materially impair the ability of the Company, Parent or any subsidiary of either company to obtain any consent, registration, approval, permit or authorization required to be obtained from any governmental entity before the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement;

          (n)      purchase directly or through any investment manager any investment assets, other than cash and cash equivalents, United States treasury obligations and investment grade municipal or fixed income securities with maturities of not greater than eight years traded on a national securities exchange or the Nasdaq National Market System;

(o) enter into, amend, renew, modify or terminate any material lease, license or other agreement relating to the use of real property, except for those leases which expire pursuant to their terms; or

          (p)      take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(o) or take, or omit to take, any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made or would result in any of the conditions set forth in Article VI not being satisfied.

          Section 5.3.      Conduct of Business of Parent. Except as otherwise expressly provided in this Agreement, before the Effective Time, Parent will not, without the prior written consent of the Company (which consent will not be unreasonably withheld or delayed), nor will it permit any of its subsidiaries to:

          (a)      take any action that would or would be reasonably likely to prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement, including actions that would be reasonably likely to prevent or materially impair the ability of Parent, the Company or any subsidiary of either company to obtain any consent, registration, approval, permit or authorization required to be obtained from any governmental entity before the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement; or

          (b)      take, or agree in writing or otherwise to take, any of the actions described in Section 5.3(a) or take, or omit to take, any action that would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect in any material respect as of the date when made or would result in any of the conditions set forth in Article VI not being satisfied.

          Section 5.4.      No Solicitation.

          (a)      The Company will, and will use its reasonable efforts to cause its affiliates to, immediately cease any existing discussions and negotiations with any parties conducted up to the date of this Agreement with respect to any proposal relating to an Acquisition Transaction (as defined below). The Company agrees that, before the Effective Time, it will not, and will not authorize or knowingly permit any of its subsidiaries or any of its or its subsidiaries' directors, officers or employees to, and will use its reasonable best efforts to cause its agents and representatives not to, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any acquisition of all or a significant portion of the Company by means of a merger, consolidation or other business combination involving the Company or its subsidiaries or acquisition of all or a significant portion of the assets or capital stock of the Company and its subsidiaries taken as a whole (an "Acquisition Transaction") or, subject to Section 5.4(b), negotiate, explore or otherwise engage in substantive communications with any person (other than Parent, Sub or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction, or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement.

          (b)      Notwithstanding anything to the contrary set forth in subsection (a) above or elsewhere in this Agreement, nothing contained in this Agreement will prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide proposal for an Acquisition Transaction from a person or entity reasonably believed to have the financial ability to consummate the Acquisition Transaction, if (A) the Board of Directors of the Company, after consultation with and based upon the advice of outside legal counsel, determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to the Company shareholders under applicable law, (B) the Company enters into with such person or entity a confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement (the "Confidentiality Agreement") between Farmers Group, Inc. and the Company dated August 3, 1999, the terms of which are incorporated by reference in this Agreement, and (C) the Company notifies Parent and Sub of the identity of such person and the principal terms of the proposal for an Acquisition Transaction at least 48 hours before furnishing any information or commencing negotiations; or (ii) failing to make or withdrawing or modifying its recommendation for the Merger or making or disclosing any position or taking any other action if the Board of Directors of the Company, after consultation with and based on the advice of outside legal counsel, determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to the Company's shareholders under applicable law.

(c) The Company promptly will advise Parent in writing of the receipt of any bona fide proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 5.4(b).

          Section 5.5.      Access to Information. From the date of this Agreement until the Effective Time, the Company will, subject to reasonable advance notice, (a) give Parent and its authorized representatives (including legal counsel, environmental and other consultants, financial advisors, accountants, banks, financial institutions and auditors) full access during normal business hours to all facilities, property, personnel and operations and to all books and records of the Company and its subsidiaries, (b) permit Parent to make any inspections that Parent reasonably requires, and (c) cause its officers and those of its subsidiaries to furnish Parent with any financial and operating data and other information with respect to its business and properties that Parent may from time to time request. All of the foregoing information will be held in confidence in accordance with the terms of the Confidentiality Agreement.

          Section 5.6.      Reasonable Best Efforts; Other Actions. Subject to the terms and conditions in this Agreement and applicable law, each of the Company, Parent and Sub will use its commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including proceeding diligently and in good faith and using all commercially reasonable efforts to (a) obtain those consents, approvals or waivers under the contracts listed in Schedule 3.5 except as otherwise agreed to by the parties, (b) obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of the Company, any of its subsidiaries, Parent, Sub or the Exchanges to permit the Company, Parent, Sub or the Exchanges to consummate the transactions contemplated by this Agreement, (c) provide other information and communications to governmental and regulatory authorities as Parent or the governmental and regulatory authorities may reasonably request, (d) cooperate with Parent in obtaining, as promptly as practicable, all approvals, authorizations and clearances of governmental or regulatory authorities and others required of Parent to consummate the transactions contemplated by this Agreement, including, without limitation, any required approvals of the applicable insurance regulatory authorities, (e) cooperate in making available information and personnel to the lenders of Parent and Sub with respect to financing for the transactions contemplated by this Agreement and (f) lift any legal bar to the Merger. Parent will cause Sub to consummate the Merger and perform its other obligations under this Agreement and not to engage in any activities or incur any liabilities or obligations other than as contemplated by this Agreement. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute, regulation, charter provision or contract is or becomes applicable to the transactions contemplated by this Agreement, the Company will use its reasonable efforts to grant all approvals and take all other actions that are necessary under those laws, provisions or contracts so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of the statute, regulation, provision or contract on the transactions contemplated by this Agreement.

          Section 5.7.      Public Announcements. Before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, Parent, Sub and the Company will consult with each other as to its form and substance and will not issue the press release or make the public statement before consultation and will use good faith efforts to agree on the text of a joint public report, statement or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement or release to be made solely on behalf of a party, except in either case as may be required by law or any obligations pursuant to any listing agreement with any national securities exchange.

          Section 5.8.      Notification of Certain Matters. Each of the Company and Parent will give prompt notice to the other party of, and will use all commercially reasonable efforts to cure before the Closing Date, (a) the occurrence, or non-occurrence, of any event that would be likely to cause either (i) any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (ii) any condition set forth in Article VI to be unsatisfied at any time from the date of this Agreement to the Effective Time and (b) any material failure of the Company or Parent, as the case may be, or any officer, director, employee or agent of the Company or Parent, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.8 will not limit or otherwise affect the remedies available under this Agreement to the party receiving the notice.

          Section 5.9.          Employee Plans; Employees.

          (a)      Parent will cause the Surviving Corporation to take actions that are reasonably necessary so that, for a period of not less than one year after the Effective Time, employees of the Company who continue their employment after the Effective Time (the "Employees") will be provided employee benefits which in the aggregate are no less favorable to the Employees than benefits which are substantially similar to those benefits provided as of the date of this Agreement; provided, however, that Parent will not be obligated to provide a stock option plan to Employees.

          (b)      Following the first anniversary of the Effective Time, Parent will provide or cause the Surviving Corporation to provide, employee benefit plans, programs, arrangements and policies for the benefit of Employees which are comparable in the aggregate to the employee benefit plans, programs, arrangements and policies for the benefit of other employees of Parent who are similarly situated.

          (c)      For purposes of subsection (a) and (b) above, all service credited to each Employee by the Company through the Effective Time (and by the Surviving Corporation thereafter) will be recognized by Parent and the Surviving Corporation for purposes of eligibility and vesting under any employee benefit plan provided by Parent or the Surviving Corporation for the benefit of the employees.

(d) Parent will cause the Surviving Corporation to honor (without modification) the employment agreements and individual benefit arrangements listed on Schedule 5.9.

          Section 5.10.      Shareholder Approval. As promptly as practicable after the signing of this Agreement and consistent with Section 5.1 of this Agreement, the Company will submit the Merger and this Agreement to its shareholders for approval as provided by the MBCA and its Articles of

Incorporation and Bylaws. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law as advised by outside legal counsel, (a) the Board of Directors of the Company will recommend to its shareholders approval of the Merger and this Agreement and (b) the Company will use its reasonable efforts to solicit and obtain the consent of its shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable.

          Section 5.11.      Indemnification.

          (a)      From and after the Effective Time, Parent will cause the Surviving Corporation to indemnify, defend and hold harmless, the present and former officers, directors, employees and agents of the Company and its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or before the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Articles of Incorporation and Bylaws and agreements in effect as of the date of this Agreement to the extent consistent with applicable law.

          (b)      For a period of six years after the Effective Time, Parent (i) will cause the Surviving Corporation to include in its articles of incorporation and bylaws and maintain indemnification provisions (including provisions relating to expense advancement) for Indemnified Parties to the fullest extent permitted by the laws of the Surviving Corporation's state of incorporation and (ii) will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous) with respect to claims arising from facts or events that occurred before the Effective Time; provided, however, that Parent will not be obligated to make annual premium payments for this insurance if the premiums exceed 200% of the annual premiums paid as of the date of this Agreement by the Company for the insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure the insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

(c) The provisions of this Section 5.11 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs, legal representatives, successors and assigns.

          Section 5.12.      Expenses. Except as set forth in Section 7.4 of this Agreement, Parent, Sub and the Company each will bear their respective expenses incurred in connection with this Agreement and the Merger, including the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

          Section 5.13.      HSR Filing. Each party will use its best efforts to (a) file as promptly as practicable all filings required by each party under the HSR Act, (b) respond as promptly as practicable to any request for additional information received by the Company or Parent from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, and (c) request early termination of the applicable waiting period. Each party will furnish to the other a copy of its filing and will cooperate with each other and keep each other informed concerning the status of its filing and communications with any governmental authorities with respect to its filing.

          Section 5.14.      Material Agreements. The Company, Parent and Sub will cooperate and proceed diligently and in good faith to communicate with the party or parties ("Third Party") to the agreements listed on Schedule 5.14 ("Required Contracts") to describe the proposed transaction and intentions of Parent, Sub and the Company with respect to the Required Contract and with respect to the future relationship with the Third Party. Parent and Sub hereby represent to the Company that they will provide each Third Party with appropriate assurances that Parent and/or Sub will use commercially reasonable efforts to maintain the Company's level of service with the Third Party subsequent to the Effective Time on the same basis as presently provided and that Parent and Sub do not currently intend to change the location of any call center from which the Company provides services to the Third Party.

          Section 5.15.      Financial Statements. As promptly as practicable after the Company files financial statements with the SEC after the date of this Agreement and before the Closing Date, the Company will deliver to Parent a copy of the financial statements prepared in accordance with generally accepted accounting principles, which, in the case of the 1999 year-end statements, will be audited.

          Section 5.16.      Parent Current Intentions With Respect to Future Operations. Parent confirms that its current intentions are to retain the majority of the Company's employee base and to maintain the Company's facilities and capabilities in Caledonia, Michigan, provided that decisions concerning future operations are subject to prudent business practices, business and economic conditions and customer needs of the Surviving Corporation.

ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF PARENT,
SUB AND THE COMPANY

          Section 6.1.      Conditions to Obligations of Parent, Sub and the Company. The obligations of each party to effect the Merger will be subject to the satisfaction or, if permissible, waiver at or before the Effective Time of each of the following conditions:

(a) Shareholder Approval. The vote of the shareholders of the Company necessary to consummate the Merger and the other transactions contemplated by this Agreement must have been obtained.

          (b)      No Order. No statute, rule or regulation must have been promulgated, enacted, entered or enforced, and no other legally binding, final and nonappealable action must have been taken, by any domestic or foreign government or governmental, administrative or regulatory authority or agency of competent jurisdiction or by any court or tribunal of competent jurisdiction, domestic or foreign, that in any of the foregoing cases has the effect of making illegal or directly or indirectly prohibiting the consummation of the Merger; provided, however, that the party seeking to invoke this condition must have complied with Section 5.6 above.

(c) HSR Act. Any waiting period applicable to the Merger under the HSR Act must have terminated or expired.

(d) Proxy Statement. No proceeding in respect of the Proxy Statement shall have been initiated by the SEC and not concluded or withdrawn.

          (e)      Consents. All notices, reports and other filings required to be made before the Effective Time by the Company or Parent or any of their respective affiliates with, and all consents, registrations, approvals, permits and authorizations required to be obtained before the Effective Time by the Company or Parent or any of their respective affiliates from, any Commissioner of Insurance, or any other governmental authority of any jurisdiction, in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement will have been made or obtained (as the case may be) and will be in full force and effect other than any consents, approvals or permits, the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect.

          (f)      No Proceeding or Litigation. There will not be pending any action, suit, investigation or other proceeding in, before or by any court, governmental or regulatory authority or other person to restrain, enjoin or otherwise prevent the transactions contemplated by this Agreement or to recover any damages or obtain other relief as a result of this Agreement or any of the transactions contemplated by this Agreement, which action, suit, investigation or other proceeding would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect.

          Section 6.2.      Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger will be subject to the satisfaction or, if permissible, waiver at or before the Effective Time of each of the following additional conditions:

          (a)      Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified by a Company Material Adverse Effect must be true and correct in all respects and those representations and warranties not so qualified must be true and correct except to the extent that the failure to be true and correct would not reasonably be expected to have, individually or together with all other such failures, a Company Material Adverse Effect, in each case when made and at the Effective Time as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

          (b)      Covenants. The Company must have performed, in all material respects, all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company before the Effective Time.

          (c)      Officer's Certificate. The Company must have delivered to Parent an officer's certificate certifying that as of the Effective Time all of the conditions set forth in Sections 6.1(a) and (b) and Sections 6.2(a) and (b) have been complied with.

          (d)      Material Developments. There must not have occurred after the date of this Agreement and be continuing any development or developments with respect to the Company or its subsidiaries that in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

          (e)      Legal Opinion. Parent and Sub must have received the favorable opinion of the Company's outside legal counsel, Warner Norcross & Judd LLP, dated the Effective Time and in form and substance reasonably satisfactory to Parent's legal counsel, which will include an opinion as to the due authorization of the Company to sign and deliver this Agreement.

          (f)      FIRPTA Affidavit. The Company must have delivered to Parent and Sub an affidavit, in a form reasonably satisfactory to Parent, stating that the Company is not and has never been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

          (g)      Consents. All consents, waivers or expirations of termination rights required by third parties to the Required Contracts identified in Schedule 5.15 of the Disclosure Schedule must have been obtained or must have occurred.

          Section 6.3.      Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger will be subject to the satisfaction or, if permissible, waiver at or before the Effective Time of each of the additional following conditions:

          (a)      Representations and Warranties. The representations and warranties of Parent, Sub and the Exchanges contained in this Agreement that are qualified by a Parent Material Adverse Effect must be true and correct in all respects and those representations and warranties not so qualified must be true and correct except to the extent that the failure to be true and correct would not reasonably be expected to have, individually or together with all other such failures, a Parent Material Adverse Effect, in each case when made and at the Effective Time as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

          (b)      Covenants. Parent and Sub must have performed, in all material respects, all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent and Sub before the Effective Time.

          (c)      Officer's Certificate. Parent and Sub must have delivered to the Company an officer's certificate certifying that as of the Effective Time all of the conditions set forth in Section 6.1(b) and Sections 6.3(a) and (b) have been complied with.

          (d)      Legal Opinion. The Company must have received the favorable opinion of Parent's legal counsel, dated the Effective Time and in form and substance reasonably satisfactory to the Company's legal counsel, which will include an opinion as to the due authorization of Parent, Sub and the Exchanges to sign and deliver this Agreement and the legality, validity and enforceability of the guarantee against each Exchange.

ARTICLE VII
TERMINATION AND ABANDONMENT

          Section 7.1.      Termination. This Agreement may be terminated (and the Merger contemplated by this Agreement may be abandoned notwithstanding approval of the Merger by the shareholders of the Company) at any time before the Effective Time:

(a) By mutual written consent of Parent and the Company;

          (b)      By the Company, if (i) Parent, Sub or an Exchange breaches in any respect any of its representations or warranties in this Agreement qualified by a Parent Material Adverse Effect, (ii) Parent, Sub or an Exchange breaches any of its representations and warranties in this Agreement that are not qualified by a Parent Material Adverse Effect but only if such breach would reasonably be expected to have, individually or together with all other such breaches, a Parent Material Adverse Effect, or (iii) Parent, Sub or an Exchange breaches in any material respect any of its covenants or agreements contained in this Agreement and, with respect to any breach referenced in (i), (ii) or (iii) above that is reasonably capable of being remedied, the breach is not remedied within 40 days after the Company has furnished Parent with written notice of the breach;

          (c)      By Parent, if (i) the Company breaches in any respect any of its representations or warranties in this Agreement qualified by a Company Material Adverse Effect, (ii) the Company breaches any of its representations and warranties in this Agreement that are not qualified by a Company Material Adverse Effect but only if such breach would reasonably be expected to have, individually or together with all other such breaches, a Company Material Adverse Effect, or (iii) the Company breaches in any material respect any of its covenants or agreements contained in this Agreement and, with respect to any breach referenced in (i), (ii) or (iii) above that is reasonably capable of being remedied, the breach is not remedied within 40 days after Parent has furnished the Company with written notice of the breach;

          (d)      By either Parent or the Company if (i) any court of competent jurisdiction or other governmental body has issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, including the Merger, and the order, decree, ruling or other action has become final and nonappealable, or (ii) if it becomes impossible for any condition to a party's obligations that is set forth in Article VI to be satisfied on or before the Effective Time and that party does not waive that condition; provided that in the case of (i) or (ii) above the party seeking to terminate this Agreement must have complied with Section 5.6 above;

          (e)      By either Parent or the Company if the Merger and this Agreement do not receive the requisite vote for approval by the Company shareholders at the Special Meeting or at any adjournment or continuation thereof;

          (f)      By either Parent or the Company if the Merger has not been consummated by May 31, 2000; provided, however, that this Agreement may be extended not more than 60 days by Parent or the Company by written notice to the other party if the Merger has not been consummated as a direct result of the Company or Parent having failed by that date to receive all regulatory approvals or consents required to be obtained by the Company or Parent with respect to the Merger; provided further, that the right to terminate this Agreement under this Section 7.1(f) will not be available to (i) Parent, where Parent's willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) the Company, where the Company's willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (g)      By the Company, if the Board of Directors of the Company, in connection with a proposal for an Acquisition Transaction that, if consummated, would result in a transaction more favorable to the Company's shareholders from a financial point of view than the transactions contemplated by this Agreement (a "Superior Proposal"), shall have determined in good faith, after consultation with and based upon the advice of outside legal counsel and its financial advisers, that approving and entering into an agreement in connection with, and consummating such proposal for the Superior Transaction is necessary for the Board of Directors to comply with its fiduciary duties under applicable law; provided that this Agreement may not be terminated pursuant to this Section 7.1(g) unless (i) the Company shall have complied with Section 5.4, (ii) concurrent with the termination, the Company pays to Parent the Termination Fee (as defined in Section 7.4) and (iii) the Company shall have provided Parent with at least three days advance notice of such termination; or

          (h)      By Parent, if (i) the Board of Directors of the Company withdraws, amends or modifies its recommendation of this Agreement and the Merger in a manner materially adverse to Parent, (ii) the Company or its Board of Directors approves, recommends or enters into an agreement with respect to an Acquisition Transaction, or (iii) in response to the commencement of any tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock, the Board of Directors of the Company does not recommend rejection of the tender offer or exchange offer to the Company's shareholders.

          Section 7.2.      Notice of Termination. If Parent or the Company terminates or abandons this Agreement and the Merger pursuant to this Article VII, that party will give prompt written notice to the other party.

          Section 7.3.      Effect of Termination. If this Agreement is terminated pursuant to this Article VII, the Merger will be deemed abandoned and this Agreement will then become void, except as provided in the last sentence of Section 5.5 and in Section 5.12 (which sections will survive any termination of this Agreement), without liability on the part of any party or its affiliates, directors, officers or shareholders except as provided in Section 7.4 and except for any willful or bad faith breach of any obligation or undertaking under this Agreement, and each of the parties to this Agreement irrevocably waives and releases any other claim that may otherwise exist upon the termination.

          Section 7.4.      Termination Fee. If the Company terminates this Agreement pursuant to Sections 7.1(e) or (g), or if Parent terminates this Agreement pursuant to Sections 7.1(c), (e) or (h), the Company promptly will pay to Parent on demand Parent's reasonable costs and expenses actually incurred in connection with this Agreement and the transactions contemplated hereby not to exceed $2,000,000 in the aggregate, provided that such costs and expenses will not be payable if Parent or Sub is in material breach of any of its representations, warranties or obligations under this Agreement as of the date of termination. If costs and expenses are payable by the Company due to the termination of this Agreement under either Sections 7.1(c), (e) or (h), and before the termination, there was a publicly announced proposal for an Acquisition Transaction, or if this Agreement is terminated pursuant to Section 7.1(g), the Company promptly will pay to Parent on demand by wire transfer the additional sum of $20,000,000 (the "Termination Fee").

ARTICLE VIII
MISCELLANEOUS

          Section 8.1.      Amendment and Modification. At any time before the Effective Time, subject to applicable law, this Agreement may be amended, modified or supplemented only by the written agreement (referring specifically to this Agreement) of Parent, Sub and the Company; provided, however, that after any approval of this Agreement by the shareholders of the Company, no amendment, modification or supplementation may be made that reduces the amount or modifies the Per Share Cash Consideration into which each share of Company Common Stock will be converted upon consummation of the Merger, without the further approval of those shareholders.

          Section 8.2.      Waiver. At any time before the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any documents delivered pursuant to this Agreement and (c) waive compliance by the other with any of the agreements or conditions contained in this Agreement that may legally be waived. Any extension or waiver will be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of the extending or waiving party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative.

          Section 8.3.      Survivability; Investigations. The respective representations and warranties of Parent, Sub and the Company contained in this Agreement or in any certificates or other documents delivered before or as of the Effective Time (a) will not be deemed waived or otherwise affected by any investigation made by any party and (b) will not survive beyond the Effective Time. The covenants and agreements of the parties and the Surviving Corporation after the Merger will survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

          Section 8.4.      Notices. All notices and other communications under this Agreement will be in writing and will be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at any other address for a party that will be specified by notice). Any notice will be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next day delivery.

(a)	if to the Company:

Foremost Corporation of America
5600 Beech Tree Lane
Caledonia, Michigan 49316
Attention: Richard L. Antonini, Chairman, Chief
                Executive Officer and President
Telephone No.: (616) 956-3500
Facsimile No.: (616) 956-3990

with a copy to:

Foremost Corporation of America
5600 Beech Tree Lane
Caledonia, Michigan 49316
Attention: Paul D. Yared, Senior Vice President,
                Secretary and General Counsel
Telephone No. (616) 956-3558
Facsimile No. (616) 956-3990

	and with a copy to:	Warner Norcross & Judd LLP 900 Old Kent Building 111 Lyon Street N.W. Grand Rapids, Michigan 49503 Attention: Stephen C. Waterbury Telephone No.: (616) 752-2000 Facsimile No.: (616) 752-2500

(b)	if to Parent or Sub:	Spartan Parent Corp. 4680 Wilshire Boulevard Los Angeles, California 90010 Attention: Martin D. Feinstein, President Telephone No.: (213) 932-3200 Facsimile No.: (213) 857-5989
with a copy to:

Farmers Group, Inc.
4680 Wilshire Boulevard
Los Angeles, California 90010
Attention: Jason L. Katz, Executive Vice President
                and General Counsel
Telephone No.: (213) 932-3200
Facsimile No.: (213) 964-8093

	and with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 Attention: Joseph J. Giunta Telephone No.: (213) 687-5000 Facsimile No.: (213) 687-5600

          Section 8.5.      Benefits; Assignment. This Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties without the prior written consent of the other parties; provided however, that this Agreement and the rights, interests or obligations under this Agreement may be assigned by any of the parties to any affiliate of such party without the written consent of the other parties. No assignment will relieve any party of its obligations under this Agreement. If Parent or the Surviving Corporation consolidates with or merges into any other person and is not the surviving or continuing person of the consolidation or merger, or transfers all or substantially all of its assets to another person, then in each of those cases, proper provisions will be made so that the successors and assigns of Parent or the Surviving Corporation (as applicable) will assume the obligations of Parent or the Surviving Corporation (as applicable) under this Agreement. This Agreement, except for the provisions of Section 5.11 (which are intended to be for the benefit of the persons identified in those sections, and may be enforced by those persons), is not intended to confer any rights or remedies upon any other person except the parties .

          Section 8.6.      Governing Law. This Agreement will be governed by the laws of Michigan as to all matters, including matters of validity, construction, effect, performance and remedies.

          Section 8.7.      Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          Section 8.8.      Interpretation. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (a) the term "person" will mean and include an individual, partnership, joint venture, corporation, trust, unincorporated organization and government or any department or agency thereof, (b) the term "subsidiary" of any specified corporation will mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by the specified corporation or any other person of which a majority of the equity interests therein are, directly or indirectly, owned by the specified corporation, (c) the term "including" and similar words will mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, and (d) the term "to the knowledge of the Company" (or similar words) will mean to the actual knowledge of Richard L. Antonini, F. Robert Woudstra, John J. Hannigan, David A. Heatherly, Larry J. Orange, Paul D. Yared and Kenneth C. Haines; provided, however, that the knowledge of Kenneth C. Haines is limited to his actual knowledge through October 14, 1999.

          Section 8.9.      Entire Agreement. This Agreement, the Disclosure Schedule and the Confidentiality Agreement (the "Transaction Documents") embody the entire agreement and understanding of the parties in respect of the subject matter contained in the Transaction Documents and supersede all prior agreements and understandings among the parties with respect to that subject matter. There are no representations, promises, warranties, covenants or undertakings in respect of that subject matter, other than those expressly set forth or referred to in the Transaction Documents.

          Section 8.10.      Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced under applicable law or public policy, then all other provisions of this Agreement nevertheless will remain in full force and effect so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon determination that any provision is invalid, illegal or incapable of being enforced, in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible.

                    Parent, Sub and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

SPARTAN PARENT CORP.	SPARTAN ACQUISITION CO.

By: /s/ Martin D. Feinstein	By: /s/ Martin D. Feinstein
Name: Martin D. Feinstein	Name: Martin D. Feinstein
Title: President	Title: President
"Parent"	"Sub"

FOREMOST CORPORATION OF
AMERICA

By: /s/ Richard L. Antonini
Name: Richard L. Antonini
Title: Chairman, Chief Executive Officer and President
"Company"

          Farmers Insurance Exchange, Fire Insurance Exchange and Truck Insurance Exchange, three insurance exchanges (collectively, the "Exchanges"), hereby jointly and severally guarantee to the Company the full and prompt payment and performance (not just collection) by Parent and Sub of all of Parent's and Sub's covenants and obligations under this Agreement and any ancillary agreements and join in the representations and warranties contained in Article IV. If Parent or Sub does not perform a covenant or obligation under this Agreement or any ancillary agreement, the Exchanges promptly will perform the covenant or obligation. This guaranty is an absolute, irrevocable, primary, continuing, unconditional and unlimited guaranty of performance and payment, and is not a guaranty of collection. This guaranty will remain in full force and effect (and will remain in effect notwithstanding any amendment to this Agreement) until all of Parent's and Sub's obligations under this Agreement and all ancillary agreements have been paid, observed, performed or discharged in full. The Exchanges have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

FARMERS INSURANCE EXCHANGE	FIRE INSURANCE EXCHANGE

By: FARMERS GROUP, INC., d/b/a Farmers	By: FIRE UNDERWRITERS ASSOCIATION,
Underwriters Association, its attorney-in-	its attorney-in-fact
fact

By: /s/ Martin D. Feinstein	By: /s/ Martin D. Feinstein
Name: Martin D. Feinstein	Name: Martin D. Feinstein
Title: Chairman, President and	Title: Vice President
Chief Executive Officer

TRUCK INSURANCE EXCHANGE

By: TRUCK UNDERWRITERS ASSOCI-
ATION, its attorney-in-fact

By: /s/ Martin D. Feinstein
Name: Martin D. Feinstein
Title: Vice President

EXHIBIT A

FORM OF CERTIFICATE OF MERGER